Exhibit 99.3

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of April 12, 2013, by and between Morgan’s Foods, Inc., an Ohio corporation (the “Company”), and Bandera Master Fund L.P., a Cayman Islands exempted limited partnership (“Bandera”).

RECITALS:

A.     Pursuant to the Share Purchase Agreement, dated April 12, 2013, by and between the Company and Bandera (the “Share Purchase Agreement”), Bandera has agreed to purchase 1,052,250 common shares, without par value, (the “Purchased Shares”).

B.     To induce Bandera to purchase the Purchased Shares, the Company has agreed to provide the registration rights set forth in this Agreement.

C.     Execution and delivery of this Agreement are covenants of the Company and Bandera pursuant to the Share Purchase Agreement.

AGREEMENT:

NOW, THEREFORE, the parties hereto agree as follows:

1.             Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Common Shares” shall mean the Common Shares, without par value, of the Company, including any associated Right, as defined in and issued pursuant to the Shareholder Rights Agreement, dated as of April 10, 2013, as amended, by and between the Company and Computershare Trust Company, N.A., as Rights Agent, and any and all securities of any kind whatsoever of the Company which are received in exchange for Common Shares or into which the Common Shares are converted.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holders” shall mean Bandera and Affiliates of Bandera who are holders of record of shares of Registrable Shares, and any combination of them, and the term “Holder” shall mean any such Person.

“Indemnified Parties” shall have the meaning set forth in Section 8(a).

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Person” shall mean any individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder), joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Purchased Shares” shall have the meaning set forth in Recital A.

“Registrable Shares” shall mean any Common Shares (i) which are Purchased Shares, or (ii) issued or distributed in respect of the Purchased Shares by way of share dividend or share split or other distribution, recapitalization, reclassification, merger consolidation or otherwise. As to any particular Registrable Share, such Registrable Share shall cease to be a Registrable Share when (x) it shall have been sold, transferred or otherwise disposed of or exchanged pursuant to a registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, or (y) it shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act.

“Registration Expenses” shall have the meaning set forth in Section 7(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share Purchase Agreement” shall have the meaning set forth in Recital A.

2.             Registration on Request.

(a)     Request by Holders. From and after April 13, 2013, upon the written request of the Holder or Holders of at least 51% of the Registrable Shares that the Company effect the registration under the Securities Act of all such Holder or Holders’ Registrable Shares, and specifying the amount and intended method of disposition thereof, the Company will promptly give notice of such requested registration to all other Holders of Registrable Shares and use its commercially reasonable efforts to effect the registration under the Securities Act (including, without limitation, by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested, and if the Company is then eligible to use such registration) of: (i) the Registrable Shares which the Company has been so requested to register by such Holder or Holders, and (ii) all other Registrable Shares which the Company has been requested to register by any other Holder thereof by written request received by the Company within 14 days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Shares); provided, however, that the Company shall not be obligated to file a registration statement relating to a registration request under this Section 2 (other than on Form S-3 or any similar short-form registration statement) within a period of 180 days after the effective date of any other registration statement of the Company other than registration statements on Forms S-3 or S-8 (or any similar short-form registration statement) or any-successor or similar forms. The Company shall be required to effect one registration pursuant to this Section 2, provided, however, that if a registration requested pursuant to this Section 2 involves an underwritten public offering and 100% of the Registrable Shares requested to be registered pursuant to this Section 2 are not included in such offering, then the Holders shall be entitled to demand, and the Company shall be required to effect, an additional registration in accordance with the terms and conditions of this Agreement. Promptly after the expiration of the 14-day period referred to in clause (ii) above, the Company will notify all the Holders to be included in the registration of the other Holders and the number of shares of Registrable Shares requested to be included therein. The Holders initially requesting a registration pursuant to this Section 2(a) may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request by providing a written notice to the Company revoking such request; provided, however, that, in the event the Holders shall have made a written request for a demand registration (i) which is subsequently withdrawn by the Holders after the Company has filed a registration statement with the SEC in connection therewith but prior to such demand registration being declared effective by the SEC, unless such withdrawal is due to a material and adverse change in the Company’s business, condition (financial or otherwise), results of operations, properties, assets, liabilities or prospects, or (ii) which is not declared effective solely as a result of the failure of the Holders to take all actions reasonably required in order to have the registration and the related registration statement declared effective by the SEC, then, in any such event, such demand registration shall be counted as a demand for registration for purposes of this Section 2(a).

(b)     Registration Statement Form. If any registration requested pursuant to this Section 2 which is proposed by the Company to be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten public offering, and if the managing underwriter or underwriters shall advise the Company in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

(c)     Effective Registration Statement. Except as otherwise provided in Section 2(a), a registration requested pursuant to this Section 2 will not be deemed to have been effected unless it has become effective under the Securities Act and, has remained effective for two years or such shorter period as all the Registrable Shares included in such registration have actually been sold thereunder.

(d)     Priority in Requested Registrations. If a requested registration pursuant to this Section 2 involves an underwritten public offering and the managing underwriter or underwriters in good faith advises the Company in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Shares) exceeds the largest number of securities which can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the Company will promptly give the Holders written notice thereof, and include in such registration:

(i)     first, upon the election of the Holders, 100% of the Registrable Shares requested to be registered pursuant to Section 2(a) (provided that if the number of Registrable Shares requested to be registered pursuant to Section 2(a) exceeds the number which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of such Registrable Shares to be included in such registration by the Holders shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Shares each such Holder has requested to be included in such registration);

(ii)     second, to the extent that the number of Registrable Shares requested to be registered pursuant to Section 2(a) is less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, such number of shares of equity securities the Company requests to be included in such registration; and

(iii)     third, to the extent that the number of Registrable Shares requested to be included in such registration pursuant to Section 2(a) and the securities which the Company proposes to sell for its own account are, in the aggregate, less than the number of equity securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, such number of other securities proposed to be sold by any other person which, in the opinion of such managing underwriter or underwriters, can be sold without having the adverse effect referred to above (provided that if the number of such securities of such other Persons requested to be registered exceeds the number which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of such securities to be included in such registration pursuant to this Section 2(d) shall be allocated pro rata among all such other Persons on the basis of the relative number of securities each such Person has requested to be included in such registration); provided, that if upon receiving such notice from the Company the Holders elect to withdraw their demand for registration, then such demand for registration shall not be counted as a demand for registration for purposes of this Section 2.

(e)     Additional Restrictions on Registrations. Not more than once in any twelve-month period, the Company may postpone for a reasonable period, not to exceed an aggregate of 90 days, the filing or the effectiveness of a registration statement pursuant to Section 2(a), if the Company determines reasonably and in good faith that such filing would have a material adverse effect on any proposal or plan by the Company to engage in any significant transaction, provided that in such event the Holders of Registrable Shares initially requesting such demand registration will be entitled to withdraw such request and, if such request is withdrawn, such demand registration will not count as a demand registration for purposes of Section 2(a). The Company may postpone for up to 45 days the filing or the effectiveness of a registration statement for a demand registration pursuant to Section 2(a) for the purpose of preparing audited financial statements, if such statements are required for the demand registration.

3.             Piggyback Registration Rights.

(a)     Right to Include Registrable Shares. If the Company at any time or from time to time subsequent to the date of this Agreement proposes to register any securities under the Securities Act either for its own account or the account of any selling security holders (other than (i) a registration statement on Forms S-4 or S-8 or any successor or similar forms or (ii) a registration on any form that does not permit secondary sales), it will give written notice to each of the Holders of its intention at least 20 days in advance of the filing of any registration statement with respect thereto. Upon the written request of a Holder given within 15 days after receipt of such notice, the Company, subject to Section 3(b), will use its commercially reasonable efforts to include in such registration, and in any underwriting involved therein, all the Registrable Shares included in such Holder’s request. For the avoidance of doubt, a request made by the Holders under this Section 3(a) shall not be counted as a demand for registration for purposes of Section 2.

(b)     Underwriting Agreement. In the case of an underwritten offering by the Company of securities, each Holder shall, with respect to Registrable Shares that such Holder then desires to sell, enter into an underwriting agreement with the same underwriters engaged by the Company with respect to securities being offered by the Company, and the Company shall, subject to Section 3(c) below, cause such underwriters to include in any such underwriting all of the Registrable Shares that a Holder then desires to sell; provided, however, that such underwriting agreement shall be in substantially the same form as the underwriting agreement that the Company enters into in connection with the primary offering it is making; provided, further, that no Holder participating in such underwriting shall be required to make any representations or warranties except as they relate to such Holder’s ownership of Registrable Shares and authority to enter into the underwriting agreement (including as to the execution, delivery and enforceability thereof) and to such Holder’s intended method of distribution, or to agree to indemnify the Company, the underwriters or any other Person thereunder on terms other than substantially as set forth in Section 8 below; provided, further, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company or the requesting Holder, as applicable, shall determine for any reason not to proceed with the proposed registration of the securities to be sold by the Company or the requesting Holder, as applicable, the Company shall give written notice of such determination to each Holder and thereupon shall be relieved of the Company’s obligation to register any Registrable Shares in connection with such registration (but not from the Company’s obligation to pay the registration expenses pursuant to Section 7 in connection therewith).

(c)     Priority in Incidental Registrations. If a registration pursuant to this Section 3 involves an underwritten public offering and the managing underwriter or underwriters in good faith advises the Company in writing that, in its opinion, the number of securities which the Company, the Holders and any other Persons intend to include in such registration exceeds the largest number of securities which can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the Company will promptly give the Holders written notice thereof, and the Company shall include in such registration

(i)     first, if the registration pursuant to this Section 3 was initiated by holders exercising demand registration rights other than the Holders, 100% of the securities such other holders propose to sell (except to the extent the terms of such other holders’ registration rights provide otherwise);

(ii)     second, 100% of the securities the Company proposes to sell for its own account, if any;

(iii)     third, to the extent that the number of securities which such other holders exercising demand registration rights and the Company propose to sell is, in the aggregate, less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, such number of Registrable Shares which the Holders have requested to be included in such registration and such number of securities which such other holders have requested to be included in such registration, in each case pursuant to Section 3(a) or other piggyback registration rights and which, in the opinion of such managing underwriter or underwriters, can be sold without having the adverse effect referred to above, upon the election of the Holders, such number of Registrable Shares and securities to be included on a pro rata basis among all requesting Holders and other holders on the basis of the relative number of Common Shares beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by such Holders and other holders (provided, that if the number of Registrable Shares requested to be included in such registration by the Holders pursuant to Section 3(a) and permitted to be included in such registration by the Holders pursuant to this Section 3(c) exceeds the number which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of such Registrable Shares to be included in such registration by the Holders shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Shares each such Holder has requested to be included in such registration); and

(iv)     fourth, to the extent that the number of securities which are to be included in such registration pursuant to clauses (i), (ii) and (iii) of this Section 3(c) is, in the aggregate, less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, such number of other securities requested to be included in the offering for the account of any other Persons which, in the opinion of such managing underwriter or underwriters, can be sold without having the adverse effect referred to above, such number to be allocated pro rata among all other Persons on the basis of the relative number of such other securities each other Person has requested to be included in such registration.

4.           Lock-Up Agreements.

(a)     If any registration of Registrable Shares shall be in connection with an underwritten public offering, the Holders agree not to effect any public sale or distribution (except in connection with such public offering), of any equity securities of the Company, or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering), during the 180-day period (or such lesser period as the managing underwriter or underwriters may permit) beginning on the effective date of such registration, if, and to the extent, the managing underwriter or underwriters of any such offering determines such action is necessary or desirable with respect to such offering.

(b)     If any registration of Registrable Shares shall be in connection with any underwritten public offering, the Company agrees not to effect any public sale or distribution (except in connection with such public offering) of any of its equity securities or of any security convertible into or exchangeable or exercisable for any of its equity securities (in each case other than as part of such underwritten public offering) during the 180-day period (or such lesser period as the managing underwriter or underwriters may permit) beginning on the effective date of such registration, and the Company also agrees to use its commercially reasonable efforts to cause each member of the management of the Corporation who holds any equity security and each other holder of 5% or more of the outstanding shares of any equity security, or of any security convertible into or exchangeable or exercisable for any equity security, of the Company purchased from the Company (at any time other than in a public offering) to so agree.

5.           Registration Procedures.

(a)     If and whenever the Company is required by the provisions of Section 2 or Section 3 to use its commercially reasonable efforts to effect or cause the registration of Registrable Shares, the Company shall:

(i)     prepare and, in any event within 60 days after the Company’s receipt of a request for registration, file with the SEC a registration statement with respect to such Registrable Shares and use its commercially reasonable efforts to cause such registration statement to become effective;

(ii)     prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith that the Company determines are necessary to keep such registration statement effective for a period not in excess of two years (provided, that such two year period shall not apply to any such registration statement filed pursuant to Rule 415 under the Securities Act) and to comply with the provisions of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder with respect to the disposition of all the securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Holders thereof set forth in such registration statement; provided, that (A) before filing a registration statement (including an initial filing) or prospectus, or any amendments or supplements thereto, the Company will furnish to one counsel selected by the Holders of at least 51% of the Registrable Shares covered by such registration statement copies of all documents proposed to be filed, and (B) the Company will notify each Holder of Registrable Shares covered by such registration statement of any stop order issued or threatened by the SEC, any other order suspending the use of any preliminary prospectus or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, and take all reasonable actions required to prevent the entry of such stop order, other order or suspension or to remove it if entered;

(iii)     furnish, without charge, to each Holder and each underwriter, if applicable, of Registrable Shares covered by such registration statement such number of copies of the registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as each Holder of Registrable Shares covered by such registration statement may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such Holder;

(iv)     use its commercially reasonable efforts to register or qualify such Registrable Shares covered by such registration statement under the state securities or blue sky laws of such jurisdictions as each Holder of Registrable Shares covered by such registration statement and, if applicable, each underwriter, may reasonably request, and do any and all other acts and things which may be reasonably necessary to consummate the disposition in such jurisdictions of the Registrable Shares owned by such Holder, except that the Company shall not for any purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause (iv), it would not be obligated to be so qualified;

(v)     use its commercially reasonable efforts to cause such Registrable Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Shares;

(vi)     if at any time when a prospectus relating to the Registrable Shares is required to be delivered under the Securities Act any event shall have occurred as the result of which any such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, immediately give written notice thereof to each Holder and the managing underwriter or underwriters, if any, of such Registrable Shares and prepare and furnish to each such Holder a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(vii)     provide a transfer agent and registrar for such Registrable Shares covered by such registration statement not later than the effective date of such registration statement;

(viii)     enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions as each Holder of Registrable Shares being sold or the underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares, including customary indemnification and opinions;

(ix)     use its commercially reasonable efforts to obtain (A) a “cold comfort” letter or letters from the Company’s independent public accountants in customary form and covering matters of the type customarily covered by “cold comfort” letters and (B) an opinion of counsel for the Company, as the Holders of at least 51% of the Registrable Shares being sold or the underwriters retained by such Holders shall reasonably request;

(x)     make available for inspection by representatives of any Holder of Registrable Shares covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause all of the Company’s and its subsidiaries’, officers, directors and employees to supply all information and respond to all inquiries reasonably requested by such Holders or any such representative, underwriter, attorney, accountant or agent in connection with such registration statement;

(xi)     deliver promptly to counsel for the Holders of Registrable Shares included in such registration statement and each underwriter, if any, participating in the offering of the Registrable Shares, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to such registration statement;

(xii)     otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xiii)     notify counsel for the Holders of Registrable Shares included in such registration statement and the managing underwriter or underwriters, if any, immediately, and confirm the notice in writing, (A) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment prospectus shall have been filed, (B) of the receipt of any comments from the SEC, and (C) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information;

(xiv)     cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Shares covered by the registration statement (including, without limitation, participation in “road shows”) taking into account the Company’s business needs; and

(xv)     use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement.

(b)     Each Holder of Registrable Shares hereby agrees that, upon receipt of any notice from the Company of the happening of any event of the type described in Section 5(a)(vi), such Holder shall forthwith discontinue disposition of such Registrable Shares covered by such registration statement or related prospectus until such Holder’s receipt of the copies of the supplemental or amended prospectus contemplated by Section 5(a)(vi), and, if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 5(a)(ii) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5(a)(vi) and including the date when such Holder shall have received the copies of the supplemental or amended prospectus contemplated by Section 5(a)(vi). If for any other reason the effectiveness of any registration statement filed pursuant to Section 2 is suspended or interrupted prior to the expiration of the time period regarding the maintenance of the effectiveness of such Registration Statement required by Section 5(a)(ii) so that Registrable Shares may not be sold pursuant thereto, the applicable time period shall be extended by the number of days equal to the number of days during the period beginning with the date of such suspension or interruption to and ending with the date when the sale of Registrable Shares pursuant to such registration statement may be recommenced.

(c)     Each Holder hereby agrees to (i) provide the Company, upon receipt of its request, with such information about such Holder to enable the Company to comply with the requirements of the Securities Act, and (ii) to execute such certificates as the Company may reasonably request in connection with such information and otherwise to satisfy any requirements of law.

(d)     Notwithstanding anything in this Agreement to the contrary, the Company shall control any “road show” or presentations with respect to any offering of securities of the Company.

6.              Underwritten Registrations. Subject to the provisions of Section 2, Section 3 and Section 4, any of the Registrable Shares covered by a registration statement may be sold in an underwritten public offering at the discretion of the Holder thereof. The managing underwriter or underwriters that will administer the offering shall be selected by the Holders of at least 51% of the Registrable Shares to be registered, provided, that such underwriters are reasonably satisfactory to the Company.

7.           Expenses.

(a)     The fees, costs and expenses of all registrations in accordance with this Agreement shall be borne by the Company, subject to the provisions of Section 7(b); provided, however, that the Holder shall reimburse the Company for any fees, costs and expenses paid by the Company for any registration (i) which is subsequently withdrawn by the Holders, unless such withdrawal is due to a material and adverse change in the Company’s business, condition (financial or otherwise), results of operations, properties, assets, liabilities or prospects, or (ii) which is not declared effective solely as a result of the failure of the Holders to take all actions reasonably required in order to have the registration and the related registration statement declared effective by the SEC.

(b)     The fees, costs and expenses of registration to be borne as provided in Section 7(a) shall include, without limitation, all expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all SEC and stock exchange registration and filing fees and expenses, if any, reasonable fees and expenses of any “qualified independent underwriter” and its counsel as may be required by FINRA rules, fees and expenses of compliance with securities or blue sky laws (including without limitation reasonable fees and disbursements of counsel for the underwriters, if any, or for the selling Holders, in connection with blue sky qualifications of the Registrable Shares), printing expenses (including expenses of printing certificates for Registrable Shares and prospectuses), messenger, telephone and delivery expenses, the fees and expenses incurred in connection with any listing of the securities to be registered on each securities exchange or national market system on which similar securities issued by the Company are then listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit, special audit and “cold comfort” letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including, without limitation, expenses relating to “road shows” and other marketing activities), the reasonable fees of one counsel retained in connection with such registration by the Holders of a majority of the Registrable Shares being registered (such counsel fees not to exceed $20,000), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Shares by such Holders) (collectively, “Registration Expenses”).

8.           Indemnification.

(a)     Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 2 or Section 3, the Company will, and it hereby does, indemnify and hold harmless, to the extent permitted by law, each of the Holders of any Registrable Shares covered by such registration statement, each affiliate of such Holder and their respective directors and officers or general and limited partners (and the directors, officers, general and limited partners, affiliates and controlling Persons thereof), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which any Indemnified Party may become subject under the Securities Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided, that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information with respect to such Holder furnished by such Holder to the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and shall survive the transfer of such securities by such Holder.

(b)     Indemnification by the Holders and Underwriters. The Company may require, as a condition to including any Registrable Shares in any registration statement filed in accordance with Section 2 or Section 3, that the Company shall have received an undertaking reasonably satisfactory to it from the Holders of such Registrable Shares or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 8(a)) the Company with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information with respect to the Holders of the Registrable Shares being registered or such underwriter furnished in writing to the Company by such Holders or such underwriter, or a document incorporated by reference into any of the foregoing, provided, however, that the liability of the Holders shall not be greater in amount than the dollar amount of the proceeds (net of any selling expenses) received by the Holders from the sale by the Holders giving rise to such indemnification. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders, or any of their respective affiliates, directors, officers or controlling Persons, and shall survive the transfer of such securities by such Holder.

(c)     Notices of Claims, etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 8, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 8, except to the extent that the indemnifying party is actually and materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party shall have the right to employ counsel to represent the indemnified party and its respective controlling persons, directors, officers, general or limited partners, employees or agents who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the indemnified party against such indemnifying party under this Section 8 if (i) the employment of such counsel shall have been authorized in writing by such indemnifying party in connection with the defense of such action, (ii) the indemnifying party shall not have promptly employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action or counsel, or (iii) any indemnified party shall have reasonably concluded in consultation with counsel that there may be defenses available to such indemnified party or its respective controlling persons, directors, officers, employees or agents which are in conflict with or in addition to those available to the indemnifying party based upon the advice of counsel to the indemnified party, and in that event the reasonable fees and expenses of one firm of separate counsel for the indemnified party shall be paid by the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)     If the indemnification provided for in this Section 8 shall for any reason be unavailable to any indemnified party under Section 8(a) or Section 8(b) or is insufficient to hold it harmless in respect of any loss, claim, damage or liability, or any action in respect thereof referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the indemnified party and indemnifying party or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnified party and indemnifying party with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)     Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this Section 8 (with appropriate modifications) shall be given by the Company and each Holder of Registrable Shares with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

(f)     Non-Exclusivity. The obligations of the parties under this Section 8 shall be in addition to any liability which any party may otherwise have to any other party.

9.            Rule 144. The Company covenants that it will use its commercially reasonable efforts to file in a timely manner the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Shares, make publicly available such information), and it will take such further action as any Holder of Registrable Shares may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Shares, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

10.           Termination. This Agreement will terminate on the earlier of (i) the third anniversary of the date hereof and (ii) at any time Bandera and its Affiliates cease to own at least 10% of the issued and outstanding Common Shares. Upon termination, any rights hereunder shall extinguish.

11.           Specific Performance. The Company acknowledges that the rights granted to the Holders in this Agreement are of a special, unique and extraordinary character, and that any breach of this Agreement by the Company could not be compensated for by damages. Accordingly, if the Company breaches its obligations under this Agreement, the Holders shall be entitled, in addition to any other remedies that they may have, to enforcement of this Agreement by a decree of specific performance requiring the Company to fulfill its obligations under this Agreement.

12.           Defaults. A default by any party to this Agreement in such party’s compliance with any of the conditions or covenants hereof or performance of any of the obligations of such party hereunder shall not constitute a default by any other party.

13.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

If to Bandera:	Bandera Master Fund L.P. c/o Bandera Partners LLC 50 Broad Street, Suite 1820 New York, NY 10004 Attn: Jefferson Gramm
With a copy to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Attn: Steve Wolosky SWolosky@olshanlaw.com 212-451-2333
If to the Company:	Morgan’s Foods, Inc. 4829 Galaxy Parkway, Suite S Cleveland, Ohio 44128 Attn: Ken Hignett, Chief Financial Officer
With a copy to:	Tucker Ellis LLP 925 Euclid Avenue, Suite 1150 Cleveland, Ohio 44115-1414 Attn: Robert M. Loesch, Esq. robert.loesch@tuckerellis.com 216.696.5916 or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

14.           Entire Agreement; Amendments; Waivers. This Agreement, the Share Purchase Agreement, and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Company and a majority of the Holders executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by Bandera of the Company prior to or after the date hereof shall stop or prevent Bandera from exercising any right hereunder or be deemed to be a waiver of any such right.

15.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same documents.

16.           Governing Law; Jurisdiction. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction). Any action concerning, relating to, or involving this Agreement or the transactions contemplated hereby shall be brought in a state or federal court located in the Northern District of Ohio, and the parties hereby consent to the jurisdiction and venue of such courts for such purpose.

17.           Successors and Assigns. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Holders of a majority of the Registrable Shares. A Holder may not assign any of its rights or delegate any of its duties under this Agreement other than to an Affiliate without the prior written consent of the Company. Any purported assignment in violation of this Section 17 shall be void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, personal representatives and permitted assigns, whether so expressed or not. If any Holder shall acquire additional Registrable Shares, such Registrable Shares shall be subject to all of the terms, and entitled to all the benefits, of this Agreement.

18.           Transfer of Certain Rights. Notwithstanding anything to the contrary herein, any Holder may transfer rights granted to it hereunder to any Affiliate of Bandera to whom Registrable Shares are transferred and who delivers to the Company a written instrument in accordance with the second sentence of this Section 18 and containing the representation that the transfer is exempt from registration under the Securities Act. Any transferee (other than a Holder who is a party to this Agreement) to whom rights hereunder are transferred shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders of Registrable Shares under this Agreement to the same extent as if such transferee were a party hereto and shall at such time be entitled to all of the benefits to and subject to all of the obligations of a Holder. In the event of such transfer, such Affiliate shall be deemed a Holder.

19.           No Inconsistent Agreements. The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof, other than any customary lock-up agreement with the underwriters in connection with any offering effected hereunder, pursuant to which the Company shall agree not to register for sale, and the Company shall agree not to sell or otherwise dispose of, Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, for a specified period (not to exceed 180 days) following such offering. The Company has not previously entered into any agreement with respect to its securities granting any registration rights to any Person. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with any other agreements to which the Company is a party or by which it is bound. The Company further agrees that if any other registration rights agreement entered into after the date of this Agreement with respect to any of its securities contains terms which are more favorable to, or less restrictive on, the other party thereto than the terms and conditions contained in this Agreement (insofar as they are applicable) with respect to the Holders, then the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or the Holders so that the Holders shall be entitled to the benefit of any such more favorable or less restrictive terms or conditions.

20.           Captions; References. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to Sections and clauses in this Agreement refer to Sections and clauses of this Agreement.

21.           Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date aforesaid.

MORGAN’S FOODS, INC.

By:	/s/ Kenneth L. Hignett
Name:	Kenneth L. Hignett
Title:	Senior Vice President, Chief Financial Officer and Secretary

BANDERA MASTER FUND L.P.

By:	Bandera Partners LLC its Investment Manager

By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm
Title:	Managing Member